[Letterhead of Graham & Dunn]



August 9, 1999


Pioneer Bancorporation
10 State Street
Reno, NV 89501

         Re:      Holding Company Merger/Tax Consequences

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger ("Merger") of Pioneer Bancorporation ("Pioneer") into Zions
Bancorporation ("Zions").

         We have acted as legal counsel to Pioneer in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

     a. The Agreement and Plan of Merger, dated as of May 7, 1999, as amended as of July 16, 1999, by and among Zions, Pioneer, and Pioneer Citizens Bank of Nevada
              ("Merger Agreement")

     b. Form S-4 Registration Statement of Zions filed with the Securities and Exchange Commission on August 9, 1999 ("Registration Statement");

     c.       The Proxy  Statement  of Pioneer  (included as
              part  of  the   Registration Statement)
              ("Proxy Statement");

     d. The factual representations set forth in letters of representation from Zions and Pioneer, dated August 9, 1999 and August 6, 1999, respectively ("Representation
              Letters"); and

     e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, that the Merger will be effected in accordance with the terms of the

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Pioneer Bancorporation
August 9, 1999
Page 2

Merger Agreement, and that the representations contained in the Representation Letters will be true and complete at the effective date of the Merger.

         In connection with the Merger and pursuant to the Merger Agreement, each share of Pioneer voting common stock will be exchanged for shares of Zions voting common stock, based on the exchange rate established in the Merger Agreement. No fractional shares will be issued; cash will be paid in lieu of fractional share interests. Pioneer shareholders who perfect their dissenters' rights under state law will be paid the cash value of their Pioneer shares. Such payments will be made by Pioneer without reimbursement by Zions. Treasury shares held by Pioneer immediately prior to the consummation of the Merger will be canceled and retired without consideration. Upon the consummation of the Merger, Zions will continue the historic business of Pioneer.

          Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

          1. The merger of Pioneer into Zions for cash and for Zions voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). Pioneer and Zions will each be a "party to a reorganization" within the meaning of
               Section 368(b) of the Code.

          2. No gain or loss will be recognized by Pioneer shareholders upon the receipt of Zions voting common stock in exchange for their shares of Pioneer stock, except with respect to cash received in lieu of fractional share interests, pursuant to Section 354(a)(1) of the Code.

          3. The basis of the shares of Zions voting common stock received by Pioneer shareholders will be the same as the basis of the Pioneer stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received, pursuant to Section 358(a)(1) of the Code.

          4. The holding period of the shares of Zions voting common stock received by Pioneer shareholders will include the holding period during which the Pioneer stock surrendered in exchange therefor was held, provided that the shares of Pioneer stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

          5. Where cash is received by any shareholder of Pioneer in exchange for the surrender of such shareholder's Pioneer stock, the cash will be treated as received by the

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Pioneer Bancorporation
August 9, 1999
Page 3

               shareholder as a distributio in redemption of his or her Pioneer stock, subject to the provisions and limitations of
               Section 302 of the Code.


         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of the shareholders of Pioneer, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

         We also hereby confirm to you that the discussions set forth under the heading "THE MERGER Federal Income Tax Considerations of the Zions/Pioneer Merger" in the Proxy Statement which form a part of the Registration Statement of Zions to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER
- Federal Income Tax Considerations of the Zions/Pioneer Merger" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                  Very truly yours,


                                  GRAHAM & DUNN

                                  /s/ Graham & Dunn



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